Exhibit 2.2

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of September 14, 2015 by and among Zimbra, Inc., a Texas corporation (“Seller”), Synacor, Inc., a Delaware corporation (“Buyer”) and Sync Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of Buyer (“Buyer Subsidiary”). Capitalized terms used but not defined herein will have the respective meanings ascribed to such terms in that certain Asset Purchase Agreement dated August 18, 2015 by and among Seller, Buyer and Buyer Subsidiary (the “Purchase Agreement”).

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged:

1. Buyer Subsidiary hereby assigns, and Buyer accepts and assumes, all of Buyer Subsidiary’s rights and obligations under the Purchase Agreement, including but not limited to:

(a) Buyer’s purchase and acquisition from Seller of all right, title and interest in, to and under the Purchased Assets.

(b) Buyer’s acceptance, assumption and agreement to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, the Assumed Liabilities.

2. Seller, Buyer and Buyer Subsidiary hereby agree that the following agreements, each attached as an exhibit hereto, shall replace the corresponding exhibits to the Purchase Agreement to reflect Seller’s assignment of the Purchased Assets to Buyer and Buyer’s assumption of the Assumed Liabilities from Seller:

EXHIBIT A	Assignment and Bill of Sale
EXHIBIT B	Assumption Agreement
EXHIBIT C	Domain Name Assignment Agreement
EXHIBIT D	Patent Assignment Agreement
EXHIBIT E	Trademark Assignment Agreement

3. This Agreement will be binding upon, and will inure to the benefit of the parties hereto and their respective assigns, transferees and successors in interest. This Agreement is not intended and will not be deemed to confer upon or give any person except the parties hereto and their respective successors and permitted assigns any right, title, interest, remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement.

4. This Agreement will be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

5. This Agreement may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same instrument. Any such counterpart, to the extent delivered by means of Electronic Delivery will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[Signature page follows]

IN WITNESS WHEREOF, Seller, Buyer and Buyer Subsidiary have executed this Agreement as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

ZIMBRA, INC.

By:	/s/ C. Patrick Brandt
Name:	C. Patrick Brandt
Title:	Chairman

BUYER:

SYNACOR, INC.

By:	/s/ William J. Stuart
Name:	William J. Stuart
Title:	Chief Financial Officer

BUYER SUBSIDIARY:

SYNC HOLDINGS, LLC

By:	Synacor, Inc.
Its:	Sole Member

By:	/s/ William J. Stuart
Name:	William J. Stuart
Title:	Chief Financial Officer

OMITTED ATTACHMENTS TO THE

ASSIGNMENT AND ASSUMPTION AGREEMENT

Certain attachments to the Assignment and Assumption Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Synacor hereby undertakes to provide to the Securities and Exchange Commission copies of such documents upon request; provided, however, that Synacor reserves the right to request confidential treatment for portions of any such documents.

EXHIBITS

Exhibit A	Assignment and Bill of Sale
Exhibit B	Assumption Agreement
Exhibit C	Domain Name Assignment Agreement
Exhibit D	Patent Assignment Agreement
Exhibit E	Trademark Assignment Agreement